                                  EXHIBIT 9.02

                          CARDINAL COMMUNICATIONS, INC.
                          PROFORMA EXPLANATORY HEADNOTE

The following unaudited, proforma financial statements give effect to the purchase of all outstanding shares of the capital stock of Connect Paging, Inc. by Cardinal Communications, Inc. and is based on the estimates and assumptions set forth herein and in the notes to such statements. This proforma information has been prepared utilizing the historical financial statements of the Company and notes thereto, which are incorporated by reference herein. The historical results of the Company are incorporated by reference to its 10-KSB for the year ended December 31, 2003. The proforma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisition been effected on the dates indicated or the results which may be obtained in the future.

Effective April 20, 2004, Cardinal Communications, Inc., a Nevada corporation, ("Cardinal") signed a definitive agreement to acquire all of the issued and outstanding common stock of Connect Paging, Inc., a Texas Corporation ("CPI"), doing business as Get A Phone. This acquisition was effected pursuant to a Stock Purchase Agreement dated April 20, 2004 by and between Cardinal, and Brandon Young, Brian Young and Byron Young the shareholders of all the outstanding shares of the capital stock of CPI. Cardinal paid the shareholders of CPI a total of $2,000,000 in cash and a total of 14,250,000 shares of Cardinal $.0001 par-value common stock.

The transaction was accounted for as a purchase. The purchase price was allocated to the acquired assets and assumed liabilities based upon fair market values on the date of acquisition.

The following table summarizes the assets acquired and liabilities assumed by Cardinal in the transaction and the amount attributable to cost in excess of assets acquired:

Connect Paging, Inc. Purchase Price Allocation

                                                    Preliminary, Actual
Consideration                                    Purchase Price Allocation
Stock                                                    $1,567,500
Cash                                                      2,000,000
Assumption of liabilities                                    32,000
                                                         ----------
Adjusted Purchase Price                                   3,599,500

Allocation to Assets                                      1,611,686
                                                         ----------

Residual Value of Goodwill                               $1,987,814
                                                         ==========

One year has passed since the acquisition date of April 20, 2004 and Cardinal has not revised this initial purchase price allocation.

The following unaudited proforma balance sheet and unaudited, proforma statement of operations assume the CPI acquisition occurred on January 1, 2003 and presents proforma financial information for the year ended December 31, 2003. In the opinion of management, all adjustments necessary to present fairly such unaudited proforma condensed statements of operations have been made.

                Proforma, Consolidating (Unaudited) Balance Sheet
                      For the Year Ended December 31, 2003

                                                                                                           Cardinal
                                                   Cardinal           Connect                            Communications,
                                                Communications,        Paging            Proforma        Inc. Proforma
                                                     Inc.               Inc.            Adjustments       Consolidated
                                                ---------------    ---------------    ---------------    ---------------
ASSETS

   CURRENT ASSETS
      Cash and cash equivalents                 $        72,597    $        78,242    $            --    $       150,839
                                                ---------------    ---------------                       ---------------
      Marketable Securities                             280,000                 --                 --            280,000
      Accounts Receivable                                69,205            336,672                 --            405,877
      Due from related parties                               --             26,243                 --             26,243
      Inventory                                          71,906                 --                 --             71,906
      Deposits and prepaid expenses                      44,910              3,202                 --             48,112
                                                ---------------    ---------------    ---------------    ---------------
                                                        538,618            444,359                 --            982,977
                                                ---------------    ---------------    ---------------    ---------------

   PROPERTY AND EQUIPMENT
      Cost                                              681,511             74,665            (29,665)           726,511
      Less: accumulated depreciation                    (98,836)           (16,812)             1,812           (113,836)
                                                ---------------    ---------------    ---------------    ---------------
                                                        582,675             57,853            (27,853)           612,675
                                                ---------------    ---------------    ---------------    ---------------

   INTANGIBLES AND OTHER ASSETS                       1,714,932                 --          3,241,163          4,956,095
                                                ---------------    ---------------    ---------------    ---------------

TOTAL ASSETS                                    $     2,836,225    $       502,212    $     3,213,310    $     6,551,747
                                                ===============    ===============    ===============    ===============

LIABILITIES AND STOCKHOLDERS' DEFICIT

   CURRENT LIABILITIES
      Notes payable                             $       168,300    $        45,000    $     2,000,000    $     2,213,300
      Accounts payable                                  429,954          1,460,149             32,000          1,922,103
      Accrued liabilities & other liabilities           294,071            212,148            160,000            666,219
      Deferred Revenue                                  403,333            292,584                 --            695,917
                                                ------------------------------------------------------------------------
                                                      1,295,658          2,009,881          2,192,000          5,497,539
                                                ------------------------------------------------------------------------

   STOCKHOLDERS EQUITY (DEFICIT)
      Common stock                                       11,468              1,000                425             12,893
      Additional paid-in capital                     47,159,317              1,000          1,565,075         48,725,392
      Accumulated deficit                           (43,861,843)        (1,509,669)          (544,190)       (45,915,702)
      Other Comprehensive Income                       (160,000)                --                 --           (160,000)
      Deferred consulting                            (1,608,375)                --                 --         (1,608,375)
                                                ------------------------------------------------------------------------
                                                      1,540,567         (1,507,669)         1,021,310          1,054,208
                                                ------------------------------------------------------------------------

TOTAL LIABILITIES AND EQUITY (DEFICIT)          $     2,836,225    $       502,212    $     3,213,310    $     6,551,747
                                                ===============    ===============    ===============    ===============

                          Cardinal Communications, Inc.
           Proforma, Consolidating (Unaudited) Statement of Operations
                      For the Year Ended December 31, 2003

                                                                                                      Cardinal
                                             Cardinal           Connect                            Communications,
                                          Communications,        Paging            Proforma        Inc. Proforma
                                               Inc.               Inc.            Adjustments       Consolidated
                                          ---------------    ---------------    ---------------    ---------------
Revenues                                  $       403,764    $     6,402,372    $            --    $     6,806,136

Expenses
          Internet access cost                    493,504                 --                 --            493,504
          Cost of Sales                                --          5,559,097                 --          5,559,097
          Depreciation and amortization           130,384             10,976            317,361            458,721
          General and administrative            3,363,336          1,772,115                 --          5,135,451
                                          ---------------    ---------------    ---------------    ---------------
Total Operating Expenses                        3,987,224          7,342,188            317,361         11,646,773
                                          ---------------    ---------------    ---------------    ---------------

Operating loss                                 (3,583,460)          (939,816)          (317,361)        (4,840,637)
Other Income (expense)                            (70,896)              (907)          (795,775)          (867,578)
                                          ---------------    ---------------    ---------------    ---------------

Net loss                                  $    (3,654,356)   $      (940,723)   $    (1,113,136)   $    (5,708,215)
                                          ===============    ===============    ===============    ===============

Net loss per common share                 $         (0.04)                                         $         (0.06)
                                          ---------------                                          ---------------
Weighted average shares outstanding            89,186,106                                               89,186,106

                          CARDINAL COMMUNICATIONS, INC.
          NOTES TO CONSOLIDATED UNAUDITED PROFORMA FINANCIAL STATEMENTS

PROFORMA ADJUSTMENTS

The adjustments related to the unaudited pro forma consolidating balance sheet are computed assuming the acquisition of CPI by the Company was consummated at January 1, 2003. The adjustments related to the unaudited pro forma consolidating financial statements for the year ended December 31, 2003 are computed assuming the acquisition was consummated at the beginning of the period presented.

NOTE 1 - ADJUSTMENT TO LIABILITIES, EQUITY AND STATEMENT OF OPERATIONS

In connection with the acquisition the Company assumed $32,000 of liabilities of CPI. The capital structure of CPI was converted to the structure of the Company. All expenses of CPI have been adjusted to reflect the expenses of the Company.

NOTE 2 - ADJUSTMENT TO ASSETS, LIABILITIES AND EQUITY

In connection with the acquisition, the Company issued 14,250,000 shares of Cardinal $.0001 par-value common stock and issued a note payable for $2,000,000 at 8% interest due in April 2006.